Exhibit 4.10

DESCRIPTION OF CAPITAL STOCK

Aqua Metals, Inc. (“Company”, “we”, “us” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, namely our common stock, par value $0.001 per share.

The following is a summary of the rights of our common and of certain provisions of our First Amended and Restated Certificate of Incorporation, as further amended (“Certificate of Incorporation”) and Second Amended and Restated Bylaws (“Bylaws”). For more detailed information, please see our Certificate of Incorporation and Bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K to which this description is an exhibit.

Common Stock

Our Certificate of Incorporation authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share. As of February 22, 2021, we had 67,139,664 shares of common stock outstanding and held by 10 stockholders of record.

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. Stockholders are entitled to receive such dividends as may be declared from time to time by the Board out of funds legally available therefore, and in the event of liquidation, dissolution or winding up of the company to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription rights or cumulative voting rights.

Dividends

We have never paid cash dividends on our common stock and we do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Anti-Takeover Effects of Certain Provisions of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination’’ with an “interested stockholder’’ for a period of three years after the date of the transaction in which such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder’’ is a stockholder who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

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